Royalty & Consulting Agreement

THIS AGREEMENT is made effective as of the 1st day of May, 1998, between GALAXY MALL, INC., a Wyoming Corporation with a principal place of business at 890 North Industrial Park Dr., Orem, UT 84057, (hereinafter referred to as GALAXY), and GARY COCHRAN With a principal place of business at 102 South Aspen Dr., Mapleton, UT 84664 (hereinafter referred to as COCHRAN)

                                 WITNESSETH

     WHEREAS GALAXY is in the business of providing electronic storefronts, banner advertising, and Internet presence via an electronic mall on the World Wide Web known as "The Galaxy Mall"; and

     WHEREAS COCHRAN is in the business of offering consulting and marketing advice on Internet promotion; and

     WHEREAS COCHRAN is also in the business of writing training manuals, materials, courses, audio tape presentations and related educational items on marketing techniques for the Internet; and

     WHEREAS COCHRAN desires to provide certain Internet training courses and materials with specific applications for using banner type advertisements in conjunction with present and future GALAXY marketing programs; and

     WHEREAS GALAXY has developed a banner advertising program and marketing division of the company hereafter referred to as "BANNERWEB"; and

     WHEREAS GALAXY desires COCHRAN to prepare and write certain banner advertising courses that promote BANNERWEB and could be sold either directly or indirectly by GALAXY on an "as soon as possible basis", and

     WHEREAS GALAXY desires to use and market COCHRAN's proposed banner advertising materials, and to generate additional revenue from existing and future GALAXY customers and non-customers; and

     WHEREAS GALAXY and COCHRAN are willing to enter into a royalty and commission agreement pursuant to the terms hereof

     NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, the parties, and hereby agree as follows:

1. Research and Writing Responsibilities. COCHRAN agrees to continue to research banner advertising on the Internet, and to use said research, along with COCHRAN's personal knowledge and BANNERWEB marketing experience and information to write a series of Internet training materials focused on banner advertising in general and BANNERWEB specifically.

     A. At GALAXY's request COCHRAN will prepare and write a beginning banner advertising primer course consisting of a manual designed to promote the sale of banner impressions on GALAXY's BANNERWEB network, and other GALAXY products. Said primer course is presently referred to as "Getting Started With BannerWeb - A Primer For Making Money With Banner Advertising" and is referred to as "PRIMER" hereafter. PRIMER will be designed to explain Internet banner advertising, and will promote the ongoing and future sales of GALAXY's banner impressions, BannerWeb License, BannerWeb Network, and other educational materials related to GALAXY products.

     B. At GALAXY's request COCHRAN will prepare and write a comprehensive banner advertising course designed to promote the sale of banner impressions on GALAXY's BannerWeb network, and other GALAXY products. Said comprehensive banner course is presently referred to as "BannerWeb - Promotion Secrets, money-Making Strategies, and Internet Marketing Techniques to Dramatically Increase Customer Traffic on the World Wide Web" and is referred to "COURSE" hereafter. COURSE will be designed to consist of a manual of approximately 150 -200 pages more or less, 8 - 10 audio cassette tapes scripted and recorded by COCHRAN, and one or more charts or special reports dealing with banner advertising. Said COURSE will promote the ongoing and future sales of GALAXY's banner impressions, BannerWeb License, BannerWeb Network, and other educational materials related to GALAXY products.

     C. COCHRAN agrees to use the advertising principles, marketing concepts, and guidelines established by GALAXY and BANNERWEB in both the PRIMER and COURSE educational materials.

2. Ownership of Copyrights. GALAXY and COCHRAN agree that COCHRAN or assignees will retain complete ownership to all copyrights for both the PRIMER and COURSE, and COCHRAN will receive a royalty and/or commission for those PRIMER and COURSE materials distributed directly or indirectly by GALAXY.

3. Completion Time. GALAXY and COCHRAN agree that COCHRAN will complete the PRIMER by June 1, 1998 or as soon thereafter as possible. GALAXY and COCHRAN further agree that COCHRAN will complete the COURSE by July 1, 1998 or as soon thereafter as possible. GALAXY and COCHRAN agree that completion is defined as the delivery of completed manuscripts including all necessary artwork on disk, and audio cassette master recordings to GALAXY's offices by COCHRAN.

4. Right to Review. GALAXY and COCHRAN agree that GALAXY has the right to review PRIMER and COURSE to insure compatibility with BANNERWEB guidelines, and to make appropriate changes to PRIMER and / or COURSE prior to production, marketing, and/or distribution.

5. Production Expenses. GALAXY and COCHRAN agree that GALAXY is responsible for all direct and indirect production expenses of PRIMER and COURSE to include, but not limited to audio recording expenses, printing costs, duplication expenses, graphical design expenses, and all similar expenses. In the event that GALAXY requests COCHRAN to advance any such expenses, GALAXY agrees to reimburse COCHRAN in a timely manner for said expense advances.

6. Distribution or Re-Sale Rights. COCHRAN hereby grants GALAXY the exclusive right to resell or distribute PRIMER and / or COURSE to GALAXY or BANNERWEB business contacts. GALAXY and COCHRAN agree that GALAXY will pay COCHRAN both a royalty and commission on sales of BANNERWEB and GALAXY products sold as a result of said distribution or re-sale.

7. Pricing Rights. GALAXY and COCHRAN agree that, GALAXY has the right to price the PRIMER and COURSE at prices determined solely by GALAXY. GALAXY and COCHRAN agree that said pricing rights extend to both sales of PRIMER and COURSE to existing and future GALAXY customers and to existing and future non-GALAXY customers

8. Royalty Payments. GALAXY hereby agrees to pay, and COCHRAN agrees to accept a royalty payment for all PRIMER and COURSE units sold or distributed directly or indirectly by GALAXY.

     A. GALAXY and COCHRAN agree the royalty payment for all PRIMER units will be $4.00 per unit of PRIMER sold, distributed, or resold by GALAXY or ten percent of the actual sales price received by GALAXY for each PRIMER unit sold, whichever is more.

     B. GALAXY and COCHRAN agree the royalty payment for all COURSE units will be $15 - 00 per unit of COURSE sold, distributed, or resold by, GALAXY; or ten percent (10%) of the actual sales price received by GALAXY for each COURSE unit sold, whichever is more.

9. Commission Payments for Subsequent Sales of BANNERWEB and GALAXY Products. GALAXY and COCHRAN agree that the purpose and content of the PRIMER and / or COURSE products are specifically designed to lead to subsequent sales of BANNERWEB and GALAXY PRODUCTS including, but not limited to banner impressions on the BANNERWEB network, BANNERWEB license fees, existing and future BANNERWEB PRODUCTS, and the PRIMER and COURSE products. GALAXY agrees to pay, and COCHRAN agrees to accept a commission payment for all GALAXY or BANNERWEB products subsequently sold to non-GALAXY customers who originally purchase either the PRIMER or COURSE.

      A. GALAXY and COCHRAN agree that the definition of a non-GALAXY customer will be all other persons, businesses, or entities who become clients of GALAXY through any marketing effort which includes the PRIMER or COURSE.

     B. GALAXY and COCHRAN agree the commission payments for subsequent sales of GALAXY products which include banners, banner impressions on the BANNERWEB network, BANNERWEB license fees, existing and future BANNERWEB PRODUCTS, and the PRIMER and COURSE products sold to non-GALAXY customers who originally purchase either the PRIMER or COURSE will be ten percent (10%) of the actual sales price received by GALAXY for said products.

10. Timing of GALAXY Payments to COCHRAN. GALAXY and COCHRAN agree that
GALAXY will pay COCHRAN, or his assigns, all royalty and commission payments agreed to in this document in a timely fashion. Unless otherwise agreed upon by GALAXY and COCHRAN said payments will be made on a weekly basis for all payments cleared by GALAXY during the previous week, less a reasonable reserve to protect against cancellations and or chargebacks.

11. Term of this Agreement. This Agreement will remain in effect for a minimum period of three years.

     A.  This Agreement will be effective May 1, 1998.

     B. Following the third year anniversary of this Agreement, it will remain in effect on an annual basis, providing GALAXY continues to sell or distribute the PRIMER or COURSE, or continues to market BANNERWEB or GALAXY products, as defined in this Agreement, to non-GALAXY customers who have previously purchased either the PRIMER or COURSE products according to in paragraph 9 above.

12. Cancellation and Assignment. GALAXY and COCHRAN agree that this agreement can not be canceled without the approval of both parties. Any cancellation will not negate any payments which may be due, or come due as. a result of this Agreement. GALAXY and COCHRAN agree that COCHRAN may assign any payments that are due, or may become due through the terms of this Agreement,

13. Compliance with Laws. GALAXY and COCHRAN shall conduct and maintain, at all times, its activities, and business operations in strict compliance with all federal and state laws as applicable hereto.

14. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing, if mailed to the party to whom notice is to be given, by first-class, registered or certified mail, postage prepaid, and unless either party should notify the other party in writing of a change of address, properly addressed, as follows:

To: GALAXY             Attention: Frank Heyman
                       Chief Financial Officer
                       Galaxy Mall, Inc.
                       890 N. Industrial Park Dr.
                       Orem, UT 84057
To: COCHRAN            Gary Cochran
                       102 South Aspen Dr.
                       Mapleton, UT 84664

15. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties regarding the PRIMER and COURSE. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

16. SUCCESSION. This Agreement shall inure to the benefit and be binding upon the parties hereto and upon their assignees and successors in interest of any kind whatsoever.

17. SECTION HEADINGS. The section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision herein.

18. SITUS. This Agreement shall be governed by the laws of the state of Utah.

19. ATTORNEYS FEES. In the event of a breach of this Agreement, the breaching party shall pay to the enforcing party all reasonable costs of enforcement, with or without suit, including a reasonable attorney's fee, together with such other legal costs as may be authorized by law.

20. SEVERABILITY. In the event any section, paragraph, or portion of this Agreement shall be deemed to be by any court having lawful jurisdiction of the subject matter of this Agreement void, voidable, or invalid for any reason, this Agreement shall be otherwise valid, and enforceable as if said void, voidable, or invalid article, section, paragraph, or portion of this Agreement had not been a part hereof in the first instance.

21. AUTHORITY TO BIND. Each person executing this Agreement hereby warrants that he has full and legal authority to execute this Agreement for and on behalf of the respective parties, and no further approval or consent of any other person is necessary in connection therewith. Further, each person executing this Agreement covenants and represents that the execution of this Agreement is not in contravention of and will not result in a breach of any other agreement, contract, instrument, order, judgement or decree to which such person is a party.

22. COUNTERPARTS. This Agreement may be executed in duplicate originals, each of which shall be considered an original. For purposes of this section 22, facsimile copies of this Agreement executed and transmitted by a party shall be binding against such party as an original thereof.

24. CONFIDENTIALITY. The parties agree that the terms of this Agreement shall remain confidential and shall not be publicized nor disclosed, other than to management without the prior written consent of the non-disclosing party.

     IN WITNESS WHEREOF, the parties hereto this 1st day of May, 1998 have hereunto set their hands and seals effective the day and year first written above.

                                      GALAXY MALL, INC.

                                      By:/s/Frank Heyman
                                      Frank Heyman, CFO

                                      GARY COCHRAN

                                      By/s/Gary Cochran
                                      Gary Cochran